As filed with the Securities and Exchange Commission on April 11, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASIAINFO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	752506390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

No. 6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Tel: (8610) 8216-6688

(Address of Principal Executive Offices)

ASIAINFO HOLDINGS, INC.

2002 STOCK OPTION PLAN

(Full title of the plan)

Melissa Lin, Manager

AsiaInfo Holdings, Inc.

5201 Great America Parkway, Suite 429

Santa Clara, California 95054

Tel: (408) 970-9788

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Matthew D. Adler, Esq.

Clifford Chance

3326 China World Tower 1

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004, China

Tel: (8610)6505 9018

Fax: (8610)6505 9028

CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value, to be issued upon exercise of options granted under the AsiaInfo Holdings, Inc. 2002 Stock Option Plan (the “Plan”)	390,410	$5.34	(2)	$2,084,789.4	$245.38

(1)	This Registration Statement also covers an indeterminate number of shares that may be issuable under the Plan because of any stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	In accordance with Rule 457(h) under the Securities Act, computed solely for purposes of calculating registration fee, based upon the weighted average exercise price per share of approximately $5.34 as to 390,410 outstanding options to purchase Common Stock under the Plan.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E on Form S-8 under the Securities Act of 1933 regarding the registration of additional securities, AisaInfo Holdings, Inc. (“AsiaInfo”) hereby is registering additional shares of common stock, par value $0.01 per share, in the number set forth on the cover page of this Registration Statement. Such shares are of the same class as other securities of AsiaInfo for which a previous Registration Statement on Form S-8 (File No. 333-112912) was filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2004, relating to the AsiaInfo Holdings, Inc. 2002 Stock Option Plan (the “Plan”).

PART II

Item 3. Incorporation of Certain Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) AsiaInfo’s Annual Report on Form 10-K (File No. 001-15713) for the year ended December 31, 2004, filed with the Commission on March 16, 2005.

(b) AsiaInfo’s current reports on Form 8-K (File No. 001-15713) filed with the Commission on February 1, 2005 and April 8, 2005, and all other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of 2004.

(c) The description of AsiaInfo’s outstanding Common Stock contained in AsiaInfo’s Registration Statement on Form S-1 (File No. 333-93199, as amended, which was declared effective March 2, 2000 by the Commission and AsiaInfo’s Registration Statement No. 001-15713 on Form 8-A filed with the Commission on February 28, 2000, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 8. Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, or incorporated by reference into, this Registration Statement. (See Index to Exhibits below).

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 11, 2005

ASIAINFO HOLDINGS, INC.

By:	/s/ Ying Han
Ying Han
Chief Financial Officer (duly authorized officer and principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ying Han, as his or her attorney-in-fact, with full power of substitution, for her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that the said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Ding	Board Member and Chairman of the Board	April 11, 2005
James Ding

/s/ Xingsheng Zhang	Board Member, President and Chief Executive Officer (principal executive officer)	April 11, 2005
Xingsheng Zhang

/s/ Ying Han	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	April 11, 2005
Ying Han

/s/ Yungang Lu	Board Member	April 11, 2005
Yungang Lu

/s/ Davin Mackenzie	Board Member	April 11, 2005
Davin Mackenzie

/s/ Weiying Zhang	Board Member	April 11, 2005
Weiying Zhang

/s/ Tao Long	Board Member	April 11, 2005
Tao Long

/s/ Chang Sun	Board Member	April 11, 2005
Chang Sun

/s/ Edward Tian	Board Member	April 11, 2005
Edward Tian

/s/ Ying Wu	Board Member	April 11, 2005
Ying Wu

/s/ Bing Yu	Board Member	April 11, 2005
Bing Yu

INDEX TO EXHIBITS

Exhibit Number	Documents
4*	Instrument Defining Rights of Shareholders (Share Certificate and Articles of Incorporation)

5.1	Opinion of Clifford Chance as to the legality of securities being registered

23.1	Consent of Clifford Chance (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (set forth on signature page)

99**	AsiaInfo Holdings, Inc. 2002 Stock Option Plan

*	Incorporated by reference from AsiaInfo’s Registration Statement on Form S-1 (File No. 333-931990, originally filed under the Securities Act with the Commission on December 21, 1999, as amended through the date hereof.
**	Incorporated by reference from AsiaInfo’s Proxy Statement (File No. 001-15713 filed with the Commission on March 21, 2003 pursuant to Section 14(a) of the Exchange Act of 1934, as amended.